EXHIBIT 99.1
News Release Contacts:
MEDIA: Mayura Hooper Charles Schwab Phone: 415-667-1525	INVESTORS/ANALYSTS: Jeff Edwards Charles Schwab Phone: 415-667-1524

SCHWAB REPORTS THIRD QUARTER RESULTS
Successfully Completed Largest Brokerage Conversion Event in History
September Core Net New Assets Exceeded $27 Billion
Bank Sweep Deposits Grew During September

WESTLAKE, Texas, October 16, 2023 – The Charles Schwab Corporation announced today that its net income for the third quarter of 2023 was $1.1 billion compared with $2.0 billion for the third quarter of 2022. Net income for the nine months ended September 30, 2023 was $4.0 billion, compared with $5.2 billion for the year-earlier period.

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
Financial Highlights (1)	2023	2022	Change	2023	2022	Change

Net revenues (in millions)	$4,606	$5,500	(16)%	$14,378	$15,265	(6)%
Net income (in millions)
GAAP	$1,125	$2,020	(44)%	$4,022	$5,215	(23)%
Adjusted (1)	$1,518	$2,211	(31)%	$4,792	$5,783	(17)%
Diluted earnings per common share
GAAP	$.56	$.99	(43)%	$2.03	$2.53	(20)%
Adjusted (1)	$.77	$1.10	(30)%	$2.45	$2.83	(13)%
Pre-tax profit margin
GAAP	30.0%	48.7%		36.1%	44.5%
Adjusted (1)	41.3%	53.3%		43.1%	49.4%
Return on average common
stockholders’ equity (annualized)	14%	25%		18%	18%
Return on tangible
common equity (annualized) (1)	58%	74%		66%	42%

Note: All per-share results are rounded to the nearest cent, based on weighted-average diluted common shares outstanding.
(1) Further details on non-GAAP financial measures and a reconciliation of such measures to GAAP reported results are included on pages 10-12 of this release.

Co-Chairman and CEO Walt Bettinger stated, “Against a very challenging economic and geopolitical backdrop, investors continued turning to Schwab as a trusted partner and a wealth management leader. It is truly humbling to see our clients award us with near-record Client Promoter Scores and allow us the privilege to help them move toward their financial goals – particularly during a period where the U.S. government narrowly avoided a shutdown, major equity markets posted a quarterly loss, and long-term interest rates touched levels not seen in many years. Third parties also continue to recognize the firm, with Investor’s Business Daily naming us one of its most trusted financial services firms and Charles Schwab Bank as its most trusted bank for 2023.”

“By seeing ‘through clients’ eyes’ for the last 50 years, we have earned consistent confidence from investors that helps power our strong organic growth,” continued Mr. Bettinger. “During the third quarter, we gathered $46 billion in core net new assets, including $27 billion in September following the completion of our latest Ameritrade client conversion cohort. While expected deal-related attrition has temporarily weighed on net new asset flows, our underlying growth recipe remains very much intact. Year-to-date, we have attracted $248 billion of core net new assets from accounts originally opened at Schwab – an annualized Schwab originated organic growth rate of over 6%. As of September 30, investors have entrusted us with a total of $7.82 trillion in client assets across 34.5 million accounts.”

Mr. Bettinger added, “Over Labor Day Weekend, we successfully completed the single largest conversion event in our industry’s history. During those three days, we transitioned $1.3 trillion in client assets – including more than 7,000 Registered Investment Advisors (RIA) served by the Ameritrade Institutional business and 3.6 million retail accounts. The thoughtful planning and relentless dedication of our employees helped ensure there were no significant disruptions to the client experience and overall service levels remained strong – including answering client calls in under 1 minute. We have now converted approximately 80% of Ameritrade client assets and accounts, with deal-related attrition tracking markedly better than our initial expectations. In addition to these favorable retention trends, engagement levels across recently converted clients has also picked up – including positive new account formation and net asset flows across both Retail and RIA clients.”

Mr. Bettinger concluded, “Concurrent with progressing the Ameritrade integration, we remain focused on further enhancing Schwab’s modern wealth platform by advancing our key strategic initiatives of scale and efficiency, win-win monetization, and segmentation. We have identified a number of opportunities for increased efficiency, including capturing the remaining deal expense synergies, streamlining our operational design, aligning our geographic footprint to match our hybrid workforce, and harnessing the benefits of increased automation. Once fully implemented, we expect these actions to deliver at least $1 billion of incremental annual expense savings. Even as we seek to improve upon our industry leading cost structure, we are continuing to enhance our segmented offering for the broad range of clients we serve. For clients seeking assistance with their portfolios, our wealth management solutions attracted year-to-date net flows of $24 billion – including record flows into Schwab Wealth AdvisoryTM, Wasmer SchroederTM Strategies, and Schwab Personalized Indexing®. At the same time, Schwab is expanding the suite of tools and resources available to self-directed investors to help them achieve better financial outcomes. Today we announced the launch of our new end-to-end trader experience that combines access to thinkorswim® with curated education for all levels and specialized service and support. This offer is tailored to meet the specific needs of a highly engaged client group that on average maintains approximately 4x more assets at the firm relative to other retail households while also utilizing a broad array of other products offered across Schwab. Continuing to invest in our platform allows us to meet the evolving needs of investors, while keeping us positioned for sustained growth over time.”

CFO Peter Crawford noted, “Our continued success with clients and diversified model helped produce third quarter net revenues of $4.6 billion. This result represents a 16% decline from last year’s record period, primarily driven by the temporary utilization of higher cost funding, lower interest-earning assets, and softer trading volumes. Net interest revenue was down 24% year-over-year to $2.2 billion, reflecting the impact of client allocation decisions within a higher interest rate environment. However, cash realignment activity decelerated further during the quarter – even with the brief uptick in August and an increase in long-term interest rates. September was particularly strong as net outflows from transactional cash were lower than any prior monthly period this cycle and bank sweep deposits increased month-over-month for the first time since March 2022. Additionally, the combination of ongoing interest in Schwab’s proprietary fund products, growth in no-transaction fee platform balances, and strong flows into our advised solutions pushed asset management and administration fees to a quarterly record of $1.2 billion, up 17% versus the prior year.”

“We maintained Schwab’s balanced approach to expense management while successfully reaching another key checkpoint in the Ameritrade integration effort,” added Mr. Crawford. “GAAP expenses were up 14% to $3.2 billion, including $106 million in acquisition and integration-related costs, $135 million in amortization of acquired intangibles, and $279 million in costs related to our previously announced restructuring. Exclusive of those items, adjusted total expenses (1) equaled $2.7 billion, or a year-over-year increase of 5%. Pre-tax profit margins finished the quarter at 30.0%, or 41.3% on an adjusted (1) basis – the 12th consecutive quarter above 40%.”

Mr. Crawford concluded, “During the quarter, our balance sheet management continued to prioritize flexibility in support of our growing client base. In late August, we issued approximately $2.4 billion of senior notes across two tranches due in 2026 and 2034, further bolstering our diversified liquidity profile. Schwab’s consolidated balance sheet totaled $475 billion at quarter-end, down 7% sequentially, as available net cash flows from our investment portfolio were used to pay down supplemental borrowings. Our capital levels also continued to build during the quarter as our consolidated Tier 1 Leverage ratio increased to 8.2% and our Adjusted Tier 1 Leverage Ratio (1) expanded by more than 40 basis points to 4.1%. Ratios at Charles Schwab Bank, SSB (CSB) followed a similar trajectory with CSB Tier 1

Leverage increasing to 9.6%, or 4.4% on an adjusted (1) basis. As we move towards a new year, our consistent strategy, key competitive advantages, and ‘through the cycle’ financial model keep us well-positioned to deliver long-term value to all of our stakeholders.”

(1) Further details on non-GAAP financial measures and a reconciliation of such measures to GAAP reported results are included on pages 10-12 of this release.

Commentary from the CFO
Periodically, our Chief Financial Officer provides insight and commentary regarding Schwab’s financial picture at: https://www.aboutschwab.com/cfo-commentary. The most recent commentary, which provides perspective on client cash realignment trends and second quarter revenue expectations, was posted on June 14, 2023.

Fall Business Update
The company will host its Fall Business Update for institutional investors this morning from 8:00 a.m. - 9:00 a.m. CT, 9:00 a.m. - 10:00 a.m. ET. Registration for this Update webcast is accessible at https://www.aboutschwab.com/schwabevents.

Forward-Looking Statements
This press release contains forward-looking statements relating to the company’s strategy and approach; growth in the client base, client accounts, and assets; Ameritrade integration and deal-related attrition; opportunities for increased efficiency and resulting incremental annual expense savings; positioning; success with clients; model; competitive advantages; and stakeholder value. These forward-looking statements reflect management’s expectations as of the date hereof. Achievement of these expectations and objectives is subject to risks and uncertainties that could cause actual results to differ materially from the expressed expectations.

Important factors that may cause such differences include, but are not limited to, the company’s ability to attract and retain clients and independent investment advisors and grow those relationships and client assets; develop and launch new and enhanced products, services, and capabilities, as well as enhance its infrastructure and capacity, in a timely and successful manner; hire and retain talent; support client activity levels; successfully implement integration strategies and plans; capture Ameritrade deal expense synergies, streamline its operational design, align its real estate footprint, and harness the benefits of automation in order to deliver expected incremental annual expense savings, and the costs incurred in connection with such actions; manage expenses; and monetize client assets. Other important factors include client use of the company’s advisory solutions and other products and services; general market conditions, including the level of interest rates and equity valuations; asset attrition from clients originating at Ameritrade is higher than expected; client cash allocation decisions; client sensitivity to rates; level of client assets, including cash balances; competitive pressures on pricing; the level and mix of client trading activity; market volatility; capital and liquidity needs and management; balance sheet positioning relative to changes in interest rates; interest earning asset mix and growth; new or changed legislation, regulation or regulatory expectations; and other factors set forth in the company’s most recent reports on Form 10-K and Form 10-Q.

About Charles Schwab
The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with 34.5 million active brokerage accounts, 2.5 million corporate retirement plan participants, 1.8 million banking accounts, and $7.82 trillion in client assets. Through its operating subsidiaries, the company provides a full range of wealth management, securities brokerage, banking, asset management, custody, and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiaries, Charles Schwab & Co., Inc., TD Ameritrade, Inc., and TD Ameritrade Clearing, Inc., (members SIPC, https://www.sipc.org), and their affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent, fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor Services. Its primary banking subsidiary, Charles Schwab Bank, SSB (member FDIC and an Equal Housing Lender), provides banking and lending services and products. More information is available at https://www.aboutschwab.com. TD Ameritrade, Inc. and TD Ameritrade Clearing, Inc. are separate but affiliated companies and subsidiaries of TD Ameritrade Holding Corporation. TD Ameritrade Holding Corporation is a wholly owned subsidiary of The Charles Schwab Corporation. TD Ameritrade is a trademark jointly owned by TD Ameritrade IP Company, Inc. and The Toronto-Dominion Bank.

THE CHARLES SCHWAB CORPORATION
Consolidated Statements of Income
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Revenues
Interest revenue	$4,028	$3,357	$12,148	$8,386
Interest expense	(1,791)	(431)	(4,851)	(733)
Net interest revenue	2,237	2,926	7,297	7,653
Asset management and administration fees (1)	1,224	1,047	3,515	3,167
Trading revenue	768	930	2,463	2,778
Bank deposit account fees	205	413	531	1,059
Other	172	184	572	608
Total net revenues	4,606	5,500	14,378	15,265
Expenses Excluding Interest
Compensation and benefits	1,770	1,476	4,906	4,448
Professional services	275	264	805	766
Occupancy and equipment	305	292	923	855
Advertising and market development	102	89	293	296
Communications	151	131	485	444
Depreciation and amortization	198	167	566	476
Amortization of acquired intangible assets	135	152	404	460
Regulatory fees and assessments	114	65	277	200
Other	173	187	535	530
Total expenses excluding interest	3,223	2,823	9,194	8,475
Income before taxes on income	1,383	2,677	5,184	6,790
Taxes on income	258	657	1,162	1,575
Net Income	1,125	2,020	4,022	5,215
Preferred stock dividends and other	108	136	299	401
Net Income Available to Common Stockholders	$1,017	$1,884	$3,723	$4,814
Weighted-Average Common Shares Outstanding:
Basic	1,821	1,887	1,825	1,892
Diluted	1,827	1,895	1,832	1,901
Earnings Per Common Shares Outstanding (2):
Basic	$.56	$1.00	$2.04	$2.54
Diluted	$.56	$.99	$2.03	$2.53

(1) No fee waivers were recognized for the three and nine months ended September 30, 2023, or for the three months ended September 30, 2022. Includes fee waivers of $57 million for the nine months ended September 30, 2022.
(2) The Company has voting and nonvoting common stock outstanding. As the participation rights, including dividend and liquidation rights, are identical between the voting and nonvoting stock classes, basic and diluted earnings per share are the same for each class.

THE CHARLES SCHWAB CORPORATION
Financial and Operating Highlights
(Unaudited)
	Q3-23 % change		2023			2022
	vs.	vs.	Third	Second	First	Fourth	Third
(In millions, except per share amounts and as noted)	Q3-22	Q2-23	Quarter	Quarter	Quarter	Quarter	Quarter
Net Revenues
Net interest revenue	(24)%	(2)%	$2,237	$2,290	$2,770	$3,029	$2,926
Asset management and administration fees	17%	4%	1,224	1,173	1,118	1,049	1,047
Trading revenue	(17)%	(4)%	768	803	892	895	930
Bank deposit account fees	(50)%	17%	205	175	151	350	413
Other	(7)%	(20)%	172	215	185	174	184
Total net revenues	(16)%	(1)%	4,606	4,656	5,116	5,497	5,500
Expenses Excluding Interest
Compensation and benefits (1)	20%	18%	1,770	1,498	1,638	1,488	1,476
Professional services	4%	1%	275	272	258	266	264
Occupancy and equipment	4%	(4)%	305	319	299	320	292
Advertising and market development	15%	(1)%	102	103	88	123	89
Communications	15%	(20)%	151	188	146	144	131
Depreciation and amortization	19%	4%	198	191	177	176	167
Amortization of acquired intangible assets	(11)%	1%	135	134	135	136	152
Regulatory fees and assessments	75%	43%	114	80	83	62	65
Other	(7)%	(4)%	173	180	182	184	187
Total expenses excluding interest	14%	9%	3,223	2,965	3,006	2,899	2,823
Income before taxes on income	(48)%	(18)%	1,383	1,691	2,110	2,598	2,677
Taxes on income	(61)%	(35)%	258	397	507	630	657
Net Income	(44)%	(13)%	1,125	1,294	1,603	1,968	2,020
Preferred stock dividends and other	(21)%	(11)%	108	121	70	147	136
Net Income Available to Common Stockholders	(46)%	(13)%	$1,017	$1,173	$1,533	$1,821	$1,884
Earnings per common share (2):
Basic	(44)%	(13)%	$.56	$.64	$.84	$.98	$1.00
Diluted	(43)%	(13)%	$.56	$.64	$.83	$.97	$.99
Dividends declared per common share	14%	—	$.25	$.25	$.25	$.22	$.22
Weighted-average common shares outstanding:
Basic	(3)%	—	1,821	1,820	1,834	1,864	1,887
Diluted	(4)%	—	1,827	1,825	1,842	1,873	1,895
Performance Measures
Pre-tax profit margin			30.0%	36.3%	41.2%	47.3%	48.7%
Return on average common stockholders’ equity (annualized) (3)			14%	17%	23%	27%	25%
Financial Condition (at quarter end, in billions)
Cash and cash equivalents	(28)%	(30)%	$33.3	$47.7	$49.2	$40.2	$46.5
Cash and investments segregated	(58)%	(26)%	18.6	25.1	31.0	43.0	44.1
Receivables from brokerage clients — net	(6)%	6%	69.1	65.2	63.2	66.6	73.9
Available for sale securities	(53)%	(12)%	110.3	125.8	141.3	147.9	236.5
Held to maturity securities	69%	(2)%	162.5	166.3	169.9	173.1	96.3
Bank loans — net	—	—	40.3	40.1	40.0	40.5	40.4
Total assets	(18)%	(7)%	475.2	511.5	535.6	551.8	577.6
Bank deposits	(28)%	(7)%	284.4	304.4	325.7	366.7	395.7
Payables to brokerage clients	(34)%	(14)%	72.8	84.8	87.6	97.4	110.0
Other short-term borrowings (4)	N/M	(3)%	7.6	7.8	7.1	4.7	0.5
Federal Home Loan Bank borrowings (4)	N/M	(22)%	31.8	41.0	45.6	12.4	—
Long-term debt	19%	10%	24.8	22.5	20.0	20.8	20.8
Stockholders’ equity	2%	2%	37.8	37.1	36.3	36.6	37.0
Other
Full-time equivalent employees (at quarter end, in thousands)	2%	(2)%	35.9	36.6	36.0	35.3	35.2
Capital expenditures — purchases of equipment, office facilities, and property, net (in millions)	30%	49%	$250	$168	$187	$211	$193
Expenses excluding interest as a percentage of average client assets (annualized)			0.16%	0.15%	0.17%	0.16%	0.16%
Clients’ Daily Average Trades (DATs) (in thousands)	(6)%	(1)%	5,218	5,272	5,895	5,389	5,523
Number of Trading Days	(2)%	1%	62.5	62.0	62.0	62.5	64.0
Revenue Per Trade (5)	(11)%	(4)%	$2.35	$2.46	$2.44	$2.66	$2.63

(1) Third quarter of 2023 includes $276 million in restructuring costs.
(2) The Company has voting and nonvoting common stock outstanding. As the participation rights, including dividend and liquidation rights, are identical between the voting and nonvoting stock classes, basic and diluted earnings per share are the same for each class.
(3) Return on average common stockholders’ equity is calculated using net income available to common stockholders divided by average common stockholders’ equity.
(4) Beginning in the first quarter of 2023, Federal Home Loan Bank borrowings are presented separately from other short-term borrowings. Prior period amounts have been reclassified to reflect this change.
(5) Revenue per trade is calculated as trading revenue divided by DATs multiplied by the number of trading days.
N/M Not meaningful. Percentage changes greater than 200% are presented as not meaningful.

THE CHARLES SCHWAB CORPORATION
Net Interest Revenue Information
(In millions, except ratios or as noted)
(Unaudited)

	Three Months Ended September 30,						Nine Months Ended September 30,
	2023			2022			2023			2022
	Average Balance	Interest Revenue/ Expense	Average Yield/ Rate	Average Balance	Interest Revenue/ Expense	Average Yield/ Rate	Average Balance	Interest Revenue/ Expense	Average Yield/ Rate	Average Balance	Interest Revenue/ Expense	Average Yield/ Rate
Interest-earning assets
Cash and cash equivalents	$34,391	$459	5.22%	$53,127	$294	2.16%	$38,700	$1,419	4.83%	$63,598	$461	0.95%
Cash and investments segregated	21,987	285	5.08%	49,554	214	1.69%	29,752	1,041	4.61%	50,891	308	0.80%
Receivables from brokerage clients	63,760	1,282	7.87%	72,751	912	4.91%	61,682	3,533	7.55%	78,630	2,244	3.76%
Available for sale securities (1,2)	129,545	724	2.22%	273,968	1,161	1.69%	143,360	2,340	2.17%	281,897	3,196	1.51%
Held to maturity securities	163,904	706	1.72%	97,568	345	1.41%	167,405	2,172	1.73%	100,890	1,062	1.40%
Bank loans	40,177	426	4.23%	39,984	300	2.99%	40,183	1,227	4.08%	38,238	717	2.50%
Total interest-earning assets	453,764	3,882	3.37%	586,952	3,226	2.17%	481,082	11,732	3.23%	614,144	7,988	1.73%
Securities lending revenue		105			124			341			383
Other interest revenue		41			7			75			15
Total interest-earning assets	$453,764	$4,028	3.50%	$586,952	$3,357	2.26%	$481,082	$12,148	3.35%	$614,144	$8,386	1.81%
Funding sources
Bank deposits	$290,853	$911	1.24%	$420,132	$241	0.23%	$315,309	$2,392	1.01%	$440,801	$285	0.09%
Payables to brokerage clients	63,731	66	0.41%	96,802	41	0.17%	68,548	205	0.40%	101,472	47	0.06%
Other short-term borrowings (3)	7,315	97	5.26%	708	4	1.95%	7,286	280	5.13%	2,656	12	0.60%
Federal Home Loan Bank borrowings (3,4)	36,287	477	5.18%	—	—	—	35,896	1,387	5.11%	—	—	—
Long-term debt	23,492	193	3.30%	21,024	131	2.49%	21,685	489	3.01%	20,673	363	2.34%
Total interest-bearing liabilities	421,678	1,744	1.64%	538,666	417	0.31%	448,724	4,753	1.41%	565,602	707	0.17%
Non-interest-bearing funding sources	32,086			48,286			32,358			48,542
Securities lending expense		46			13			96			28
Other interest expense		1			1			2			(2)
Total funding sources	$453,764	$1,791	1.56%	$586,952	$431	0.29%	$481,082	$4,851	1.35%	$614,144	$733	0.16%
Net interest revenue		$2,237	1.94%		$2,926	1.97%		$7,297	2.00%		$7,653	1.65%
(1) Amounts have been calculated based on amortized cost.
(2) Beginning in the first quarter of 2023, amounts include the impact of derivative financial instruments and the related hedge accounting on our available for sale securities.
(3) Beginning in the first quarter of 2023, Federal Home Loan Bank borrowings are presented separately from other short-term borrowings. Prior period amounts have been reclassified to reflect this change.
(4) Average balance and interest expense was less than $500 thousand in the prior period.

THE CHARLES SCHWAB CORPORATION
Asset Management and Administration Fees Information
(In millions, except ratios or as noted)
(Unaudited)

	Three Months Ended September 30,						Nine Months Ended September 30,
	2023			2022			2023			2022
	Average Client Assets	Revenue	Average Fee	Average Client Assets	Revenue	Average Fee	Average Client Assets	Revenue	Average Fee	Average Client Assets	Revenue	Average Fee
Schwab money market funds before fee waivers	$414,074	$270	0.26%	$184,834	$132	0.28%	$368,788	$735	0.27%	$158,525	$340	0.29%
Fee waivers		—			—			—			(57)
Schwab money market funds	414,074	270	0.26%	184,834	132	0.28%	368,788	735	0.27%	158,525	283	0.24%
Schwab equity and bond funds, exchange-traded funds (ETFs), and collective trust funds (CTFs)	485,326	99	0.08%	422,711	89	0.08%	466,995	284	0.08%	436,928	278	0.09%
Mutual Fund OneSource® and other no-transaction-fee funds	255,039	170	0.26%	183,019	139	0.30%	235,561	469	0.27%	196,032	453	0.31%
Other third-party mutual funds and ETFs	632,902	127	0.08%	747,676	160	0.08%	663,577	393	0.08%	805,204	510	0.08%
Total mutual funds, ETFs, and CTFs (1)	$1,787,341	666	0.15%	$1,538,240	520	0.13%	$1,734,921	1,881	0.14%	$1,596,689	1,524	0.13%
Advice solutions (1)
Fee-based	$468,305	476	0.40%	$431,276	452	0.42%	$455,730	1,393	0.41%	$446,979	1,409	0.42%
Non-fee-based	97,957	—	—	85,567	—	—	95,951	—	—	87,528	—	—
Total advice solutions	$566,262	476	0.33%	$516,843	452	0.35%	$551,681	1,393	0.34%	$534,507	1,409	0.35%
Other balance-based fees (2)	610,450	64	0.04%	537,809	58	0.04%	588,922	189	0.04%	573,733	186	0.04%
Other (3)		18			17			52			48
Total asset management and administration fees		$1,224			$1,047			$3,515			$3,167
(1) Advice solutions include managed portfolios, specialized strategies, and customized investment advice such as Schwab Wealth AdvisoryTM, Schwab Managed PortfoliosTM, Managed Account Select®, Schwab Advisor Network®, Windhaven Strategies®, ThomasPartners® Strategies, Schwab Index Advantage® advised retirement plan balances, Schwab Intelligent Portfolios®, Institutional Intelligent Portfolios®, Schwab Intelligent Portfolios Premium®, TD Ameritrade AdvisorDirect®, Essential Portfolios, Selective Portfolios, and Personalized Portfolios; as well as legacy non-fee advice solutions including Schwab Advisor Source and certain retirement plan balances. Average client assets for advice solutions may also include the asset balances contained in the mutual fund and/or ETF categories listed above. For the total end of period view, please see the Monthly Activity Report.
(2) Includes various asset-related fees, such as trust fees, 401(k) recordkeeping fees, and mutual fund clearing fees and other service fees.
(3) Includes miscellaneous service and transaction fees relating to mutual funds and ETFs that are not balance-based.

THE CHARLES SCHWAB CORPORATION
Growth in Client Assets and Accounts
(Unaudited)

	Q3-23 % Change		2023			2022
	vs.	vs.	Third	Second	First	Fourth	Third
(In billions, at quarter end, except as noted)	Q3-22	Q2-23	Quarter	Quarter	Quarter	Quarter	Quarter
Assets in client accounts
Schwab One®, certain cash equivalents and bank deposits	(30)%	(8)%	$353.1	$384.4	$408.5	$459.4	$501.4
Bank deposit account balances	(29)%	(3)%	99.5	102.7	106.5	126.6	139.6
Proprietary mutual funds (Schwab Funds® and Laudus Funds®) and CTFs
Money market funds (1)	107%	11%	436.3	392.9	357.8	278.9	211.1
Equity and bond funds and CTFs (2)	19%	(3)%	167.9	172.6	163.1	153.6	141.5
Total proprietary mutual funds and CTFs	71%	7%	604.2	565.5	520.9	432.5	352.6
Mutual Fund Marketplace® (3)
Mutual Fund OneSource® and other no-transaction-fee funds	59%	13%	288.0	254.6	244.3	235.7	181.5
Mutual fund clearing services	24%	(2)%	216.9	220.7	201.7	191.1	175.3
Other third-party mutual funds (4)	(5)%	(8)%	1,055.3	1,150.8	1,123.6	1,077.1	1,105.7
Total Mutual Fund Marketplace	7%	(4)%	1,560.2	1,626.1	1,569.6	1,503.9	1,462.5
Total mutual fund assets	19%	(1)%	2,164.4	2,191.6	2,090.5	1,936.4	1,815.1
Exchange-traded funds
Proprietary ETFs (2)	23%	(2)%	286.2	293.2	280.6	259.3	232.2
Other third-party ETFs	24%	(2)%	1,352.6	1,381.4	1,297.5	1,208.4	1,094.6
Total ETF assets	24%	(2)%	1,638.8	1,674.6	1,578.1	1,467.7	1,326.8
Equity and other securities	18%	(4)%	2,886.4	3,002.7	2,772.2	2,529.4	2,451.3
Fixed income securities	55%	3%	747.4	722.6	684.7	593.4	481.5
Margin loans outstanding	(9)%	4%	(65.1)	(62.8)	(60.5)	(63.1)	(71.5)
Total client assets	18%	(2)%	$7,824.5	$8,015.8	$7,580.0	$7,049.8	$6,644.2
Client assets by business
Investor Services	19%	(3)%	$4,157.7	$4,267.9	$4,001.9	$3,682.1	$3,508.1
Advisor Services	17%	(2)%	3,666.8	3,747.9	3,578.1	3,367.7	3,136.1
Total client assets	18%	(2)%	$7,824.5	$8,015.8	$7,580.0	$7,049.8	$6,644.2
Net growth in assets in client accounts (for the quarter ended)
Net new assets by business
Investor Services (5)	(48)%	(21)%	$28.6	$36.0	$79.4	$64.3	$55.1
Advisor Services (6)	(67)%	(46)%	19.6	36.0	71.3	64.1	59.5
Total net new assets	(58)%	(33)%	$48.2	$72.0	$150.7	$128.4	$114.6
Net market gains (losses)			(239.5)	363.8	379.5	277.2	(302.9)
Net growth (decline)			$(191.3)	$435.8	$530.2	$405.6	$(188.3)
New brokerage accounts (in thousands, for the quarter ended)	—	(7)%	894	960	1,042	931	897
Client accounts (in thousands)
Active brokerage accounts (7)	2%	—	34,540	34,382	34,120	33,758	33,875
Banking accounts	6%	1%	1,799	1,781	1,746	1,716	1,696
Corporate retirement plan participants	7%	1%	2,463	2,443	2,379	2,351	2,305

(1) Total client assets in purchased money market funds are located at: https://www.aboutschwab.com/investor-relations.
(2) Includes balances held on and off the Schwab platform. As of September 30, 2023, off-platform equity and bond funds, CTFs, and ETFs were $24.3 billion, $3.4 billion, and $95.2 billion, respectively.
(3) Excludes all proprietary mutual funds and ETFs.
(4) As of September 30, 2023, third-party money funds were $1.0 billion.
(5) Third quarter of 2023 includes net inflows of $3.3 billion from off-platform Schwab Bank Retail Certificates of Deposit (CDs). Second quarter of 2023 includes an inflow of $12.0 billion from a mutual fund clearing services client and inflows of $7.8 billion from off-platform Schwab Bank Retail CDs. First quarter of 2023 includes inflows of $19.0 billion from off-platform Schwab Bank Retail CDs.
(6) Third quarter of 2023 includes an outflow of $0.8 billion from an international relationship.
(7) Fourth quarter of 2022 includes the Company-initiated closure of approximately 350 thousand low-balance accounts. Third quarter of 2022 includes the Company-initiated closure of approximately 152 thousand low-balance accounts.

The Charles Schwab Corporation Monthly Activity Report For September 2023

	2022				2023									Change
	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Mo.	Yr.
Market Indices (at month end)
Dow Jones Industrial Average®	28,726	32,733	34,590	33,147	34,086	32,657	33,274	34,098	32,908	34,408	35,560	34,722	33,508	(3)%	17%
Nasdaq Composite®	10,576	10,988	11,468	10,466	11,585	11,456	12,222	12,227	12,935	13,788	14,346	14,035	13,219	(6)%	25%
Standard & Poor’s® 500	3,586	3,872	4,080	3,840	4,077	3,970	4,109	4,169	4,180	4,450	4,589	4,508	4,288	(5)%	20%
Client Assets (in billions of dollars)
Beginning Client Assets	7,127.6	6,644.2	7,004.6	7,320.6	7,049.8	7,480.6	7,380.2	7,580.0	7,631.5	7,650.2	8,015.8	8,241.0	8,094.7
Net New Assets (1)	39.8	42.0	33.1	53.3	36.1	41.7	72.9	13.6	24.6	33.8	12.9	8.1	27.2	N/M	(32)%
Net Market Gains (Losses)	(523.2)	318.4	282.9	(324.1)	394.7	(142.1)	126.9	37.9	(5.9)	331.8	212.3	(154.4)	(297.4)
Total Client Assets (at month end)	6,644.2	7,004.6	7,320.6	7,049.8	7,480.6	7,380.2	7,580.0	7,631.5	7,650.2	8,015.8	8,241.0	8,094.7	7,824.5	(3)%	18%
Core Net New Assets (2)	39.8	42.0	33.1	53.3	36.1	41.7	53.9	(2.3)	20.7	33.8	13.7	4.9	27.1	N/M	(32)%
Receiving Ongoing Advisory Services (at month end)
Investor Services	466.6	487.3	514.0	499.8	524.6	515.5	526.2	530.7	526.3	547.5	560.6	552.2	533.0	(3)%	14%
Advisor Services (3)	2,950.9	3,106.0	3,270.5	3,173.4	3,345.4	3,289.6	3,369.3	3,394.9	3,377.8	3,527.8	3,619.8	3,554.2	3,448.0	(3)%	17%
Client Accounts (at month end, in thousands)
Active Brokerage Accounts (4)	33,875	33,896	33,636	33,758	33,878	34,010	34,120	34,248	34,311	34,382	34,434	34,440	34,540	—	2%
Banking Accounts	1,696	1,706	1,705	1,716	1,729	1,733	1,746	1,757	1,768	1,781	1,792	1,798	1,799	—	6%
Corporate Retirement Plan Participants	2,305	2,322	2,336	2,351	2,369	2,384	2,379	2,391	2,401	2,443	2,458	2,458	2,463	—	7%
Client Activity
New Brokerage Accounts (in thousands)	287	298	303	330	344	320	378	331	314	315	303	311	280	(10)%	(2)%
Client Cash as a Percentage of Client Assets (5,6)	12.9%	12.2%	11.5%	12.2%	11.5%	11.6%	11.2%	10.8%	10.9%	10.5%	10.2%	10.4%	10.8%	40 bp	(210) bp
Derivative Trades as a Percentage of Total Trades	23.6%	24.1%	24.6%	23.2%	23.0%	23.5%	22.8%	23.4%	23.5%	23.9%	23.0%	24.4%	24.2%	(20) bp	60 bp
Selected Average Balances (in millions of dollars)
Average Interest-Earning Assets (7)	568,351	552,631	527,019	520,100	512,893	503,122	497,627	493,215	483,438	479,752	466,659	449,483	444,864	(1)%	(22)%
Average Margin Balances	73,224	69,188	66,011	64,759	60,211	60,575	60,848	60,338	60,250	61,543	63,040	64,226	64,014	—	(13)%
Average Bank Deposit Account Balances (8)	141,198	136,036	130,479	126,953	122,387	115,816	109,392	104,775	103,149	102,917	102,566	101,928	100,404	(1)%	(29)%
Mutual Fund and Exchange-Traded Fund
Net Buys (Sells) (9,10) (in millions of dollars)
Equities	(2,662)	3,984	3,777	(1,837)	7,236	5,850	(3,234)	1,126	(1,366)	9,190	7,423	(278)	675
Hybrid	(938)	(1,380)	(2,052)	(1,595)	(433)	47	(1,641)	(462)	(889)	(903)	(407)	(1,037)	(828)
Bonds	(5,801)	(7,218)	(3,721)	(3,260)	5,646	4,281	6,158	2,575	2,029	3,302	2,515	4,696	2,723
Net Buy (Sell) Activity (in millions of dollars)
Mutual Funds (9)	(15,200)	(18,473)	(17,143)	(21,851)	552	(2,338)	(7,423)	(4,904)	(7,157)	(4,485)	(3,333)	(6,476)	(5,853)
Exchange-Traded Funds (10)	5,799	13,859	15,147	15,159	11,897	12,516	8,706	8,143	6,931	16,074	12,864	9,857	8,423
Money Market Funds	17,018	21,542	16,929	27,778	24,285	23,347	27,106	6,291	15,256	9,112	7,911	16,869	13,388
Note: Certain supplemental details related to the information above can be found at: https://www.aboutschwab.com/financial-reports.
(1) Unless otherwise noted, differences between net new assets and core net new assets are net flows from off-platform Schwab Bank Retail CDs – including March 2023 which reflects inflows of $19.0 billion from off-platform Schwab Bank Retail CDs issued year-to-date through March 31, 2023. September 2023 also includes an outflow of $0.8 billion from an international relationship. April 2023 also includes an inflow of $12.0 billion from a mutual fund clearing services client.
(2) Net new assets before significant one-time inflows or outflows, such as acquisitions/divestitures or extraordinary flows (generally greater than $10 billion) relating to a specific client, and activity from off-platform Schwab Bank Retail CDs. These flows may span multiple reporting periods.
(3) Excludes Retirement Business Services.
(4) November 2022 includes the Company-initiated closure of approximately 350 thousand low-balance accounts. September 2022 includes the Company-initiated closure of 152 thousand low-balance accounts.
(5) Schwab One®, certain cash equivalents, bank deposits, third-party bank deposit accounts, and money market fund balances as a percentage of total client assets.
(6) Beginning July 2023, client cash as a percentage of client assets excludes brokered CDs issued by Charles Schwab Bank. Prior periods have been recast to reflect this change.
(7) Represents average total interest-earning assets on the Company’s balance sheet. November 2022 includes the impact of transferring certain investment securities from the available for sale category to the held-to-maturity category.
(8) Represents average clients’ uninvested cash sweep account balances held in deposit accounts at third-party financial institutions.
(9) Represents the principal value of client mutual fund transactions handled by Schwab, including transactions in proprietary funds. Includes institutional funds available only to Investment Managers. Excludes money market fund transactions.
(10) Represents the principal value of client ETF transactions handled by Schwab, including transactions in proprietary ETFs.
N/M - Not meaningful. Percentage changes greater than 200% are presented as not meaningful.

THE CHARLES SCHWAB CORPORATION
Non-GAAP Financial Measures
(In millions, except ratios and per share amounts)
(Unaudited)
In addition to disclosing financial results in accordance with generally accepted accounting principles in the U.S. (GAAP), Schwab’s third quarter earnings release contains references to the non-GAAP financial measures described below. We believe these non-GAAP financial measures provide useful supplemental information about the financial performance of the Company, and facilitate meaningful comparison of Schwab’s results in the current period to both historic and future results. These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may not be comparable to non-GAAP financial measures presented by other companies.

Schwab’s use of non-GAAP measures is reflective of certain adjustments made to GAAP financial measures as described below. Beginning in the third quarter of 2023, these adjustments also include restructuring costs, which the Company began incurring in connection with its previously announced plans to streamline its operations to prepare for post-integration of TD Ameritrade. See Part I – Item 1 – Note 10 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 for additional information.

Non-GAAP Adjustment or Measure	Definition	Usefulness to Investors and Uses by Management
Acquisition and integration-related costs, amortization of acquired intangible assets, and restructuring costs
Schwab adjusts certain GAAP financial measures to exclude the impact of acquisition and integration-related costs incurred as a result of the Company’s acquisitions, amortization of acquired intangible assets, restructuring costs, and, where applicable, the income tax effect of these expenses.

Adjustments made to exclude amortization of acquired intangible assets are reflective of all acquired intangible assets, which were recorded as part of purchase accounting. These acquired intangible assets contribute to the Company’s revenue generation. Amortization of acquired intangible assets will continue in future periods over their remaining useful lives.

We exclude acquisition and integration-related costs, amortization of acquired intangible assets, and restructuring costs for the purpose of calculating certain non-GAAP measures because we believe doing so provides additional transparency of Schwab’s ongoing operations, and is useful in both evaluating the operating performance of the business and facilitating comparison of results with prior and future periods.

Costs related to acquisition and integration or restructuring fluctuate based on the timing of acquisitions, integration and restructuring activities, thereby limiting comparability of results among periods, and are not representative of the costs of running the Company’s ongoing business. Amortization of acquired intangible assets is excluded because management does not believe it is indicative of the Company’s underlying operating performance.

Return on tangible common equity	Return on tangible common equity represents annualized adjusted net income available to common stockholders as a percentage of average tangible common equity. Tangible common equity represents common equity less goodwill, acquired intangible assets — net, and related deferred tax liabilities.	Acquisitions typically result in the recognition of significant amounts of goodwill and acquired intangible assets. We believe return on tangible common equity may be useful to investors as a supplemental measure to facilitate assessing capital efficiency and returns relative to the composition of Schwab’s balance sheet.
Adjusted Tier 1 Leverage Ratio
Adjusted Tier 1 Leverage Ratio represents the Tier 1 Leverage Ratio as prescribed by bank regulatory guidance for the consolidated company and for CSB, adjusted to reflect the inclusion of accumulated other comprehensive income (AOCI) in the ratio.

Inclusion of the impacts of AOCI in the Company’s Tier 1 Leverage Ratio provides additional information regarding the Company’s current capital position. We believe Adjusted Tier 1 Leverage Ratio may be useful to investors as a supplemental measure of the Company’s capital levels.

The Company also uses adjusted diluted EPS and return on tangible common equity as components of performance criteria for employee bonus and certain executive management incentive compensation arrangements. The Compensation Committee of CSC’s Board of Directors maintains discretion in evaluating performance against these criteria.

THE CHARLES SCHWAB CORPORATION
Non-GAAP Financial Measures
(In millions, except ratios and per share amounts)
(Unaudited)
The tables below present reconciliations of GAAP measures to non-GAAP measures:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023		2022		2023		2022
	Total Expenses Excluding Interest	Net Income	Total Expenses Excluding Interest	Net Income	Total Expenses Excluding Interest	Net Income	Total Expenses Excluding Interest	Net Income
Total expenses excluding interest (GAAP), Net income (GAAP)	$3,223	$1,125	$2,823	$2,020	$9,194	$4,022	$8,475	$5,215
Acquisition and integration-related costs (1)	(106)	106	(101)	101	(334)	334	(291)	291
Amortization of acquired intangible assets	(135)	135	(152)	152	(404)	404	(460)	460
Restructuring costs (2)	(279)	279	—	—	(279)	279	—	—
Income tax effects (3)	N/A	(127)	N/A	(62)	N/A	(247)	N/A	(183)
Adjusted total expenses (non-GAAP), Adjusted net income (non-GAAP)	$2,703	$1,518	$2,570	$2,211	$8,177	$4,792	$7,724	$5,783
(1) Acquisition and integration-related costs for the three and nine months ended September 30, 2023 primarily consist of $52 million and $158 million of compensation and benefits, $37 million and $111 million of professional services, $7 million and $21 million of occupancy and equipment, and $4 million and $26 million of other. Acquisition and integration-related costs for the three and nine months ended September 30, 2022 primarily consist of $57 million and $166 million of compensation and benefits, $36 million and $102 million of professional services, and $6 million and $14 million of occupancy and equipment.
(2) Restructuring costs for the three and nine months ended September 30, 2023 primarily consist of $276 million of compensation and benefits. There were no restructuring costs for the three and nine months ended September 30, 2022.
(3) The income tax effects of the non-GAAP adjustments are determined using an effective tax rate reflecting the exclusion of non-deductible acquisition costs and are used to present the acquisition and integration-related costs, amortization of acquired intangible assets and restructuring costs on an after-tax basis.
N/A Not applicable.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023		2022		2023		2022
	Amount	% of Total Net Revenues	Amount	% of Total Net Revenues	Amount	% of Total Net Revenues	Amount	% of Total Net Revenues
Income before taxes on income (GAAP), Pre-tax profit margin (GAAP)	$1,383	30.0%	$2,677	48.7%	$5,184	36.1%	$6,790	44.5%
Acquisition and integration-related costs	106	2.3%	101	1.8%	334	2.3%	291	1.9%
Amortization of acquired intangible assets	135	2.9%	152	2.8%	404	2.8%	460	3.0%
Restructuring costs	279	6.1%	—	—	279	1.9%	—	—
Adjusted income before taxes on income (non-GAAP), Adjusted pre-tax profit margin (non-GAAP)	$1,903	41.3%	$2,930	53.3%	$6,201	43.1%	$7,541	49.4%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023		2022		2023		2022
	Amount	Diluted EPS	Amount	Diluted EPS	Amount	Diluted EPS	Amount	Diluted EPS
Net income available to common stockholders (GAAP), Earnings per common share — diluted (GAAP)	$1,017	$.56	$1,884	$.99	$3,723	$2.03	$4,814	$2.53
Acquisition and integration-related costs	106.06		101.05		334.18		291.15
Amortization of acquired intangible assets	135.07		152.08		404.22		460.24
Restructuring costs	279.15		—	—	279.15		—	—
Income tax effects	(127)	(.07)	(62)	(.02)	(247)	(.13)	(183)	(.09)
Adjusted net income available to common stockholders (non-GAAP), Adjusted diluted EPS (non-GAAP)	$1,410	$.77	$2,075	$1.10	$4,493	$2.45	$5,382	$2.83

THE CHARLES SCHWAB CORPORATION
Non-GAAP Financial Measures
(In millions, except ratios and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Return on average common stockholders’ equity (GAAP)	14%	25%	18%	18%
Average common stockholders’ equity	$28,274	$30,282	$27,747	$36,526
Less: Average goodwill	(11,951)	(11,951)	(11,951)	(11,952)
Less: Average acquired intangible assets — net	(8,457)	(8,999)	(8,589)	(9,151)
Plus: Average deferred tax liabilities related to goodwill and acquired intangible assets — net	1,822	1,848	1,830	1,867
Average tangible common equity	$9,688	$11,180	$9,037	$17,290
Adjusted net income available to common stockholders (1)	$1,410	$2,075	$4,493	$5,382
Return on tangible common equity (non-GAAP)	58%	74%	66%	42%
(1) See table above for the reconciliation of net income available to common stockholders to adjusted net income available to common stockholders (non-GAAP).

	September 30, 2023
	CSC	CSB
Tier 1 Leverage Ratio (GAAP)	8.2%	9.6%
Tier 1 Capital	$39,971	$31,764
Plus: AOCI adjustment	(20,752)	(18,143)
Adjusted Tier 1 Capital	19,219	13,621
Average assets with regulatory adjustments	488,627	330,908
Plus: AOCI adjustment	(20,033)	(17,950)
Adjusted average assets with regulatory adjustments	$468,594	$312,958
Adjusted Tier 1 Leverage Ratio (non-GAAP)	4.1%	4.4%